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                                                                   Exhibit 10.41


                         PRECISION RESPONSE CORPORATION
                             1505 N.W. 167th Street
                              Miami, Florida 33169
                                 (305) 626-4600
                               Fax (305) 626-4650

                                 October 1, 1998

Mr. Bernard J. Kosar, Jr.
Precision Response Corporation
1505 N.W. 167th Street
Miami, Florida  33169

Dear Bernie:

         This letter agreement (this "Agreement") sets forth the understanding of the conversations we have had regarding your employment relationship with Precision Response Corporation, a Florida corporation ("Employer"), and supersedes and replaces in its entirety that certain Employment Agreement dated as of February 19, 1997, as amended by that certain Amendment to Employment Agreement dated as of October 1, 1997, between Employer and you (as amended, the "Former Agreement").

         As of this time, although we are terminating the Former Agreement, Employer wishes you to stay in the continued employment of Employer with reduced responsibilities and we understand that you ("Employee") wish to remain in the employ of Employer. Your continued employment will be subject to the terms and conditions set forth herein.

         The terms and conditions of our continued relationship shall be as follows:

         1. TERM. Subject to Section 5.A, Employee's term of employment shall continue until 5:00, p.m., March 31, 2000 (the "Employment Term").

         2. DUTIES. Employee's duties and responsibilities hereunder shall be those reasonably assigned to Employee from time to time by the Employer's Chairman of the Board or Chief Executive Officer. Employer shall, unless and until otherwise determined by Employer, serve as a senior advisor to Employer and shall attend to matters as determined by Employer, which may include, but not be limited to, advising the executives of Employer on general sales, client matters and other business related matters, participating in client relations and engaging in, and supporting and advising the Employer's sales group on, the generation of new client prospects and new clients. Employee shall report directly to Employer's Chief Executive Officer or as otherwise directed from time to time by Employer's Chairman of the Board or Chief Executive Officer. Notwithstanding the


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Mr. Bernard J. Kosar, Jr.
October 1, 1998
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foregoing, Employee shall be free to engage in other remunerative activities during the Employment Term so long as such activities do not interfere with Employee's duties to Employer hereunder.

         3.       COMPENSATION.

                  A. SALARY. Subject to the provisions of this Agreement, Employer shall pay salary ("Salary") to Employee in an aggregate amount of $75,000 per annum during the Employment Term, which Salary shall be earned ratably over the Employment Term. Salary shall be payable in accordance with Employer's normal payroll practices for its employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual practices and as required by law.

                  B. COMMISSION. If solely and directly as a result of Employee's introduction to decision-makers at a company and material facilitation efforts thereafter (and not (i) as a result of a lead from, or at the direction of, Employer or any of its other employees, or (ii) from Employee assisting or advising any other employees of the Employer), Employer enters into an agreement with such company on or after the date hereof (an "Applicable Customer") to perform services ("Employer Services"), Employee shall be entitled to the commission (the "Commission Amount") described below so long as Employee remains employed by Employer hereunder, provided, however, that, notwithstanding anything to the contrary herein, in no event shall any Commission Amount be payable to Employee with respect to any Applicable Customer for a period in excess of one year, and, accordingly, all calculations of the Commission Amount under this Section 3.B. shall exclude Adjusted Gross Sales (as hereinafter defined) from any Applicable Customer after a period of one year. The Commission Amount payable to Employee shall equal one and one-half percent (1 1/2%) of Adjusted Gross Sales derived by Employer from performance of Employer Services, in all cases, which are actually collected by Employer each month from Applicable Customers. Adjusted Gross Sales means, with respect to each month, the total revenues collected that month from Applicable Customers, less only (a) credits and refunds given to Applicable Customers such month, (b) amounts collected by Employer from Applicable Customers to pay sales, use or similar taxes, (c) amounts collected by Employer from Applicable Customers for postage, freight and delivery charges, (d) any amounts or costs collected which are associated with telecommunications charges and (e) amounts collected by Employer from Applicable Customers to pay for equipment or other items purchased by Employer to provide Employer services to such Applicable Customers, excluding any mark-up above Employer's cost thereof charged such Applicable Customers which mark-up shall be included in total revenues for purposes of calculating Adjusted Gross Sales. The Commission Amount shall be payable monthly on or before the end of the month following the month in which the Adjusted Gross Sales as to which it relates has been collected. Notwithstanding anything to the contrary hereunder, should Employee's employment hereunder terminate, Employer's obligation to pay the Commission Amount shall automatically terminate and, as of such time, Employee shall be entitled





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Mr. Bernard J. Kosar, Jr.
October 1, 1998
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to no further Commission Amount except for the Commission Amount earned on
Adjusted Gross Sales collected by Employer prior to the end of the calendar month in which Employee's employment hereunder has terminated; provided, however, that, if Employee's employment hereunder is terminated by Employer without cause, Employee shall be entitled to the Commission Amount earned on Adjusted Gross Sales collected by Employer for a period ending on the earlier to occur of (i) March 31, 2000 and (ii) the last day of the calendar month which falls one (1) year after the end of the calendar month in which Employee's employment hereunder has been terminated by Employer without cause, unless Employee and Employer shall mutually agree upon a lump sum amount to be paid to Employee at the time of any such termination in lieu of payment of any future Commission Amount. The Commission Amount shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual payroll practices and as required by law.

                  C. CANCELLATION PAYMENT. In consideration of Employee agreeing to the cancellation of the Former Agreement, Employee shall receive a cancellation payment (the "Cancellation Payment") in the aggregate amount of $400,000, subject to adjustment by subtracting from such Cancellation Payment the amount of any salary paid to Employee from October 1, 1998 through April 30, 1999 at a rate in excess of $75,000 per annum. The Cancellation Payment shall be payable (subject to the aforesaid reduction for any excess salary payment) on or prior to April 30, 1999. The Cancellation Payment shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual payroll practices and as required by law.

                  D. STOCK OPTIONS. Each stock option agreement between Employee and Employer, as and to the extent as previously amended, shall remain in full force and effect in accordance with its terms and unchanged by this Agreement.

         4.       FRINGE BENEFITS AND EXPENSES.

                  A. EMPLOYEE BENEFITS. Employee shall be entitled to such benefits and fringe benefits (such as individual and family health, dental, life and disability insurance) as are made available by Employer from time to time, in Employer's sole discretion, to all other similarly-situated employees generally; provided, however, that Employee shall not be entitled to any vacation.

                  B. EXPENSES. Employer shall reimburse Employee for Employee's reasonable out-of-pocket costs and expenses incurred in connection with the performance of Employee's duties and responsibilities hereunder, subject to Employee's presentation of appropriate documentation and, if requested, justification therefor, and provided that the types and amounts of expenses incurred are consistent with, in Employer's judgment, Employer's policies and practices.


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Mr. Bernard J. Kosar, Jr.
October 1, 1998
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         5.       TERMINATION.

                  A. TERMINATION EVENTS. Employee's employment under this Agreement may be terminated by Employer only as follows: with or without Cause (as hereinafter defined), effective upon the delivery of written notice to Employee; upon Employee's death; or upon Employee becoming Disabled (as hereinafter defined) and receiving written notice of termination from Employer to that effect. Employee may terminate Employee's employment under this Agreement without being in breach hereunder by giving written notification of Employee's resignation to Employer which shall specify a resignation date no earlier than ninety (90) days following the date of delivery of such notice of resignation.

                  B. DEFINITIONS OF CAUSE AND DISABLED. For purposes of this Agreement, "Cause" shall mean and include: (i) commission of a felony, or commission of acts of fraud, dishonesty, or the like; (ii) habitual drunkenness during business hours or at Employer's premises; (iii) illicit use of drugs during business hours or at Employer's premises; (iv) abandonment of employment duties; (v) negligence in the performance of employment duties; (vi) an act or omission on the part of Employee not directed by Employer which results in or contributes to Employer being sanctioned or penalized by any governmental or quasi-governmental authority or body, or any stock exchange or body regulating or governing publicly-traded companies (including the NASD); (vii) insubordination; or (viii) breach by Employee of this Agreement which, if curable, is not cured by Employee within ten (10) days following Employee's receipt of written notice thereof. Employee shall be deemed "Disabled" for purposes of this Agreement (a) if, in the reasonable judgment of Employer, Employee is unable, due to physical, mental or emotional illness or injury, to perform substantially all of Employee's duties and responsibilities for Employer for a continuous period of ninety (90) days, or (b) if Employee is adjudicated as an incompetent or has a guardian appointed to handle Employee's affairs.

                  C. EFFECT OF TERMINATION FOR CAUSE OR EMPLOYEE'S RESIGNATION. In the event that Employee's employment under this Agreement is terminated by Employer with Cause, or because Employee resigns from or quits Employee's employment, Employer shall pay to Employee, within thirty (30) days following the date of such termination or resignation, the Salary, if any, accrued and unpaid through the date of termination; and, except for the payment of any unpaid portion of (i) the Cancellation Payment as and when due as set forth in
Section 3.C. or (ii) the accrued and unpaid Commission Amount to the extent set forth in Section 3.B., Employee shall not be entitled to any other compensation, remuneration or other sums provided for in this Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

                  D. COMPENSATION UPON DEATH OR DISABILITY. Upon the death of Employee, or termination of employment because Employee is Disabled, Employer shall pay to Employee,


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Mr. Bernard J. Kosar, Jr.
October 1, 1998
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Employee's legal guardian or the legal representative of Employee's estate (or heir as designated by the legal representative of Employee's estate at such time), within thirty (30) days following the date of Employee's death or termination, the Salary, if any, accrued and unpaid through the date of termination; and, except for the payment of any unpaid portion of (i) the Cancellation Payment as and when due as set forth in Section 3.C. or (ii) the accrued and unpaid Commission Amount to the extent set forth in Section 3.B., Employee (or such legal guardian, legal representative or any heirs) shall not be entitled to any other compensation, remuneration or other sums provided for in this Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

                  E. COMPENSATION UPON TERMINATION WITHOUT CAUSE. In the event that Employer terminates Employee's employment under this Agreement without Cause, Employee's sole and exclusive compensation and remedy hereunder shall be to receive from Employer, and Employer shall pay and/or provide: (i) the amount of Salary, if any, accrued and unpaid through the date of termination; (ii) the amount of any unpaid portion of the Cancellation Payment as and when due as set forth in Section 3.C.; and (iii) the Commission Amount to the extent set forth in Section 3.B.

         6.       CONFIDENTIALITY.

                  A. CONFIDENTIAL INFORMATION. Employee acknowledges that Employee had been informed by Employer at the time of his original employment of Employer's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and interests of Employer, (ii) the systems, technology, know-how, records, products, services, cost or pricing information, inventions, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, and (iii) the nature and terms of Employer's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value to Employer and has been developed by Employer as a result of substantial effort and expense. Therefore, Employee understands that it is reasonably necessary to protect Employer's good will, trade secrets and legitimate business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the Board of Directors, Chairman of the Board or Chief Executive Officer of Employer for the benefit of Employer) at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law. Any software, technology, know-how, trade secrets or intellectual property rights of any kind developed by Employee during the period of his employment with Employer which in any way relate or have


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Mr. Bernard J. Kosar, Jr.
October 1, 1998
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application or value to Employer's business shall be the property, as between
Employee and Employer, solely of Employer.

                  B. EMPLOYER'S MATERIALS. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer any products, prototypes, drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered to Employer any and all drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is the property of Employer.

         7. COVENANT-NOT-TO-COMPETE. In view of (A) the Confidential Information known to and to be obtained by or disclosed to or previously disclosed to Employee, (B) the substantial consideration (including, without limitation, the Cancellation Payment) paid and payable to Employee under this Agreement, (C) as a material inducement to Employer to enter into this Agreement, and (D) for other good and valuable considerations (including, without limitation, the termination of Employee's obligations and agreements under Section 11 of the Former Agreement), Employee covenants and agrees that, for as long as Employee is employed by Employer and for a period of two (2) years after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, (A) solicit the services of, or hire, directly or indirectly, whether on Employee's own behalf or on behalf of others, any managerial or executive employee, account manager, member of Employers' sales, marketing, customer service or client relations group or programmer or other information services or data base management personnel of Employer who is employed by Employer or any of its affiliates as of or following the date of termination of Employee's employment, or (B) engage in any venture, enterprise, activity or business, passively or actively, as an owner, or as a consultant, adviser, independent contractor, participant, employee or agent in a capacity relating to marketing, advertising, promotional activities, client relations, customer service or sales, competitive with the business of Employer anywhere within the continental United States other than and excluding any business performing the services provided by Employer solely for its own internal use. Employee acknowledges that the business of Employer is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Employer's trade secrets, goodwill and other legitimate business interests.


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Mr. Bernard J. Kosar, Jr.
October 1, 1998
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         8. ENFORCEMENT. Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in
Section 6 or 7, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 6 or 7, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief (without being required to post bond or other security, to the extent permitted by applicable law) from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee and/or by any Third Parties. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

         9. RESIGNATION. Employee hereby resigns, effective as of the date of this Agreement, as an executive officer of Employer.

         10.      MISCELLANEOUS.

                  A. This Agreement shall be governed by and construed pursuant to the laws of the State of Florida.

                  B. Any notices required or permitted to be given pursuant to this Agreement shall be sufficient if in writing, and delivered personally, by commercial courier service or sent by certified mail, return receipt requested, and sent to Employer's executive offices, to the attention of the Chief Executive Officer, if mailed to Employer, and to Employee's then current residence, if mailed to Employee.

                  C. This Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior and contemporaneous agreements (including, but not limited to, the Former Agreement) between the parties hereto, both oral and written, concerning the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto. The parties mutually acknowledge and agree that the Former Agreement is hereby terminated and of no further force or effect whatsoever.


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Mr. Bernard J. Kosar, Jr.
October 1, 1998
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                  D. If any provision of this Agreement shall be held to be
invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not herein contained.

                  E. A waiver of any breach or violation of any term, provision or covenant herein contained shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

                  F. This Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

                  G. Employer strongly recommends to Employee that Employee retain independent legal counsel to advise Employee with respect to this Agreement before Employee signs it.

         If you agree that this Agreement correctly sets forth the current understanding and agreement of employment between Employee and Employer, please sign by your name below and return this letter to me.


                                  PRECISION RESPONSE CORPORATION, a Florida corporation



                                  By: /s/ David L. Epstein
                                      -----------------------------------------
                                      David L. Epstein, Chief Executive Officer


AGREED TO AND ACCEPTED BY:



    /s/ Bernard J. Kosar, Jr.
------------------------------------
BERNARD J. KOSAR, JR.